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NEWS RELEASE

**** FOR IMMEDIATE RELEASE ****

VITAMIN SPICE ELECTS BILL FIELDS TO THE BOARD OF DIRECTORS

Wayne, PA (PRWEB) November 30, 2009 – VitaminSpice (OTCBB: VTMS)(German WKN: A0YCND)  has elected William "Bill" R. Fields to the Board of Directors

Mr. William R. Fields, age 59, is Chairman of Intersource Co. Ltd. Mr. Fields is a Director of Lexmark International, Inc. Previously, Mr. Fields served as Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson’s Bay Company from 1997 to 1999 and as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc.

"We are certainly thrilled to have Mr. Fields join our Board of Directors. Bill's experience as CEO of large corporations including Wal-Mart Stores Division, Blockbuster Entertainment, and Hudson's Bay Company gives VitaminSpice immediate access to distribution channels that otherwise would require years to develop" said VitaminSpice CEO Edward Bukstel, adding "We think that this gives VitaminSpice a fast track to sales growth."

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About VitaminSpice

VitaminSpice is uniquely positioned between the $100 billion health food/vitamin supplement industry and the multi-trillion-dollar traditional food industry. A pioneer in the emerging foodceutical industry, VitaminSpice sells vitamin- mineral- and antioxidant-infused spices and food products. Their offerings currently include Crushed Red Pepper, Ground Black Pepper, Sea Salt, Italian Seasoning, Ground Cinnamon and Granulated Garlic. A proprietary micro-encapsulation process keeps the vitamin properties locked inside--even when heated--allowing the food products to retain their full flavor.

For additional news and information on VitaminSpice, contact Integrated Capital Partners, Inc. at (908) 204-0004  or visit www.vitaminspice.net.

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VitaminSpice Safe Harbor

This News Release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

Company Contact

VitaminSpice LLC

Ed Bukstel, 610-994-1657

ebukstel@vitaminspice.net

Source: VitaminSpice LLC

VitaminSpice LLC    |    ebukstel@vitaminspice.net    |   610.994.1657    |    vitaminspice.net